Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Gus Whitcomb 479/273-4314

Pre-recorded Conference Call
203/369-1090

Wal-Mart Reports Record Sales and Earnings

BENTONVILLE, Ark., February 17, 2005 — Wal-Mart Stores, Inc. reported record fourth quarter sales and earnings for the quarter ended January 31, 2005. Net sales were $82.2 billion, an increase of 10.4 percent over the fourth quarter of fiscal 2004. Income from continuing operations for the quarter was $3.2 billion, an increase of 16.2 percent from $2.7 billion in the fourth quarter of fiscal 2004. Earnings per share from continuing operations were $0.75, up from $0.63 per share in the same prior year quarter.

Net sales for the year ended January 31, 2005, were $285.2 billion, an increase of 11.3 percent over the year ended January 31, 2004. Income from continuing operations for fiscal 2005 increased 15.9 percent to a record $10.3 billion, up from $8.9 billion in fiscal 2004. Earnings per share from continuing operations for the year ended January 31, 2005, were $2.41, up from $2.03 in the prior year.

Lee Scott, President and CEO said, “In the year just completed, we added almost $29 billion in sales and topped $10 billion in net income for the first time in our history. It was a solid performance, but we can do better. With the help of our Associates, we can look forward to even better results in the current year.”

Net sales were as follows (dollars in billions):

	Quarter Ended January 31,			Year Ended January 31,
	2005	2004	Percent Change	2005	2004	Percent Change
Wal-Mart Stores	$55.452	$50.646	9.5%	$191.826	$174.220	10.1%
SAM’S CLUB	9.980	9.555	4.4%	37.119	34.537	7.5%
International	16.784	14.293	17.4%	56.277	47.572	18.3%

Total Company	$82.216	$74.494	10.4%	$285.222	$256.329	11.3%

Total U.S. comparable sales for the fourth quarter of fiscal 2005 increased 1.5 percent, which is represented by a 1.4 percent comp increase for Wal-Mart Stores and a 2.0 percent comp increase for SAM’S CLUB. Total U.S. comparable sales for fiscal 2005 were up 3.3 percent, which is comprised of a 2.9 percent comp increase for Wal-Mart Stores and a 5.8 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the fourth quarter of fiscal 2005, the Wal-Mart Stores segment, including Supercenters and Neighborhood Markets, had operating income (income from continuing operations before unallocated corporate expenses, net interest expense, income taxes and minority interest) of $4.242 billion, an increase of 9.3 percent compared with $3.880 billion in the fourth quarter of fiscal 2004.

For fiscal 2005, the Wal-Mart Stores segment had operating income of $14.163 billion, an increase of 9.7 percent as compared with operating income of $12.916 billion in fiscal 2004.

SAM’S CLUB Segment:

The SAM’S CLUB segment had operating income for the fourth quarter of fiscal 2005 of $355 million, an increase of 3.5 percent compared with $343 million in the fourth quarter of fiscal 2004.

For fiscal 2005, the SAM’S CLUB segment had operating income of $1.280 billion, an increase of 13.7 percent as compared with operating income of $1.126 billion in fiscal 2004.

International Segment:

The International segment had operating income of $978 million for the most recent quarter, an increase of 13.5 percent compared with $862 million in the fourth quarter of fiscal 2004.

The International segment had operating income of $2.988 billion for fiscal 2005, an increase of 26.1 percent compared with $2.370 billion for fiscal 2004.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 203-369-1090. The information included in this release and our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. Internationally, the Company operates in Argentina, Brazil, Canada, China, Germany, Japan, Mexico, Puerto Rico, South Korea and the United Kingdom. The Company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains a statement as to the view of our Chief Executive Officer regarding the balance of fiscal 2006 that Wal-Mart believes is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. This forward-looking statement is subject to risks, uncertainties and other factors, domestically and internationally, including the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of energy, labor and insurance, interest rate fluctuations and other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statement contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statement contained in this release. That forward-looking statement is made only as of the date of this report and we undertake no obligation to update it to reflect subsequent events or circumstances.

WAL-MART STORES, INC.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended January 31,		Year Ended January 31,
	2005	2004	2005	2004
Revenues:
Net sales	$82,216	$74,494	$285,222	$256,329
Other income, net	802	696	2,967	2,352

	83,018	75,190	288,189	258,681
Costs and expenses:
Cost of sales	63,723	58,239	219,793	198,747
Operating, selling, general and administrative expenses	13,997	12,205	51,305	44,909

Operating income	5,298	4,746	17,091	15,025

Interest:
Debt	284	217	934	729
Capital leases	65	65	253	267
Interest income	(52)	(81)	(201)	(164)

Interest, net	297	201	986	832

Income from continuing operations before income taxes and minority interest	5,001	4,545	16,105	14,193
Provision for income taxes	1,735	1,741	5,589	5,118

Income from continuing operations before minority interest	3,266	2,804	10,516	9,075
Minority interest	(102)	(82)	(249)	(214)

Income from continuing operations	3,164	2,722	10,267	8,861
Income from discontinued operation, net of tax	—	—	—	193

Net income	$3,164	$2,722	$10,267	$9,054

Basic net income per common share:
Net income per common share from continuing operations	$0.75	$0.63	$2.41	$2.03
Net income per common share from discontinued operation	—	—	—	0.05

Basic net income per common share	$0.75	$0.63	$2.41	$2.08

Diluted net income per common share:
Net income per common share from continuing operations	$0.75	$0.63	$2.41	$2.03
Net income per common share from discontinued operation	—	—	—	0.04

Diluted net income per common share	$0.75	$0.63	$2.41	$2.07

Weighted-average number of common shares:
Basic	4,235	4,325	4,259	4,363
Diluted	4,242	4,334	4,266	4,373

Certain reclassifications have been made to the prior periods to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	January 31, 2005	January 31, 2004
ASSETS
Cash and cash equivalents	$5,488	$5,199
Receivables	1,715	1,254
Inventories	29,447	26,612
Prepaid expenses and other	1,814	1,356

Total current assets	38,464	34,421

Property, plant and equipment, at cost	84,473	72,454
Less accumulated depreciation	(18,637)	(15,684)

Property, plant and equipment, net	65,836	56,770

Property under capital leases	4,997	4,286
Less accumulated amortization	(1,838)	(1,673)

Property under capital leases, net	3,159	2,613

Goodwill	10,803	9,882
Other assets and deferred charges	2,362	2,079

Total assets	$120,624	$105,765

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$3,812	$3,267
Accounts payable	22,099	19,785
Accrued liabilities	12,155	10,671
Accrued income taxes	1,224	1,377
Long-term debt due within one year	3,759	2,904
Obligations under capital leases due within one year	210	196

Total current liabilities	43,259	38,200

Long-term debt	20,087	17,102
Long-term obligations under capital leases	3,582	2,997
Deferred income taxes and other	2,977	2,359
Minority interest	1,502	1,484

Common stock and capital in excess of par value	2,848	2,566
Retained earnings	43,854	40,206
Other accumulated comprehensive income	2,515	851

Total shareholders’ equity	49,217	43,623

Total liabilities and shareholders’ equity	$120,624	$105,765

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION
	Year Ended January 31,
	2005	2004
Cash flows from operating activities:
Income from continuing operations	$10,267	$8,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,630	3,852
Other operating activities	473	350
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(304)	373
Increase in inventories	(2,635)	(1,973)
Increase in accounts payable	1,694	2,587
Increase in accrued liabilities	919	1,896

Net cash provided by operating activities of continuing operations	15,044	15,946
Net cash provided by operating activities of discontinued operation	—	50

Net cash provided by operating activities	15,044	15,996

Cash flows from investing activities:
Payments for property, plant and equipment	(12,893)	(10,308)
Disposal of assets	953	481
Proceeds from sale of McLane	—	1,500
Investment in international operations	(315)	(38)
Other investing activities	(96)	78

Net cash used in investing activities of continuing operations	(12,351)	(8,287)
Net cash used in investing activities of discontinued operation	—	(25)

Net cash used in investing activities	(12,351)	(8,312)

Cash flows from financing activities:
Increase (decrease) in commercial paper	544	(812)
Proceeds from issuance of long-term debt	5,832	5,599
Dividends paid	(2,214)	(1,569)
Payment of long-term debt	(2,131)	(3,541)
Purchase of Company stock	(4,549)	(5,046)
Other financing activities	(91)	(194)

Net cash used in financing activities	(2,609)	(5,563)

Effect of exchange rates on cash	205	320

Net increase in cash and cash equivalents	289	2,441
Cash and cash equivalents at beginning of year *	5,199	2,758

Cash and cash equivalents at end of period	$5,488	$5,199

* Includes cash and cash equivalents of discontinued operation of $22 million at January 31, 2003.

Certain reclassifications have been made to the prior period to conform to the current presentation.